SUB-ITEM 77E:  LEGAL PROCEEDINGS
LEGAL PROCEEDINGS
Since February 2004, Federated
 and related entities (collectively,
 "Federated") have been named as
defendants in several lawsuits that
 are now pending in the United States
 District Court for the Western
District of Pennsylvania. These lawsuits
 have been consolidated into a single
action alleging excessive
advisory fees involving one of the
Federated-sponsored mutual funds ("Funds").
       Federated and its counsel have
been defending this litigation. Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek monetary damages, attorneys' fees and expenses, and future potential similar suits is uncertain. Although
we do not believe that these lawsuits
will have a material adverse effect on
the Funds, there can be no
assurance that these suits, ongoing
adverse publicity and/or other developments
 resulting from the
allegations in these matters will not
result in increased redemptions, or
reduced sales, of shares of the
Funds or other adverse consequences for the Funds.